Exhibit 99.1

NEWS RELEASE

Richard J. Cantele, Jr., President and Chief Executive Officer

Salisbury Bancorp, Inc.

5 Bissell Street, Lakeville, CT 06039

860.435.9801

rcantele@salisburybank.com

FOR IMMEDIATE RELEASE

SALISBURY BANCORP TO BE ADDED TO THE RUSSELL 3000® INDEX

Lakeville, CT – June 29, 2020 – Salisbury Bancorp, Inc. (NASDAQ: SAL) (the “Company”), the bank holding company for Salisbury Bank and Trust Company (the “Bank”), announced today that it has been added to the Russell 3000® Index at the conclusion of the 2020 Russell Indexes annual reconstitution, effective after the US market opens on Monday, June 29, 2020, according to a preliminary list of additions posted June 5, 2020.

Rick Cantele, the Company’s President and Chief Executive Officer, stated: “We are pleased to be joining the Russell 3000®, as we believe this will increase our visibility and exposure thereby attracting broader interest in SAL from institutional investors and investment funds. This is reflective of our continued growth, strong financial performance, and our ability to create sustained value for our shareholders.”

Annual Russell indexes reconstitution captures the 4,000 largest US stocks as of May 8, ranking them by total market capitalization. Membership in the US all-cap Russell 3000® Index, which remains in place for one year, means automatic inclusion in the large-cap Russell 1000® Index or small-cap Russell 2000® Index as well as the appropriate growth and value style indexes.

Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for active investment strategies. Approximately $9 trillion in assets are benchmarked against Russell’s US indexes. Russell indexes are part of FTSE Russell, a leading global index provider.

For more information on the Russell 3000® Index and the Russell indexes reconstitution, go to the “Russell Reconstitution” section on the FTSE Russell website.

About the Company

Salisbury Bancorp, Inc. is the parent company of Salisbury Bank and Trust Company, a Connecticut chartered commercial bank serving the communities of northwestern Connecticut and proximate communities in New York and Massachusetts, since 1848, through a network of 14 full service branches in Litchfield County, Connecticut; Berkshire County, Massachusetts; and Dutchess, Orange, and Ulster Counties, New York.  The Bank offers a broad spectrum of consumer and business banking products and services as well as trust and wealth advisory services. For more information, please visit www.salisburybank.com.

About FTSE Russell

FTSE Russell is a leading global index provider creating and managing a wide range of indexes, data and analytic solutions to meet client needs across asset classes, style and strategies. Covering 98% of the investable market, FTSE Russell indexes offer a true picture of global markets, combined with the specialist knowledge gained from developing local benchmarks around the world.

FTSE Russell index expertise and products are used extensively by institutional and retail investors globally. Approximately $16 trillion is currently benchmarked to FTSE Russell indexes. For over 30 years, leading asset owners, asset managers, ETF providers and investment banks have chosen FTSE Russell indexes to benchmark their investment performance and create investment funds, ETFs, structured products and index-based derivatives. FTSE Russell indexes also provide clients with tools for asset allocation, investment strategy analysis and risk management.

A core set of universal principles guides FTSE Russell index design and management: a transparent rules-based methodology is informed by independent committees of leading market participants. FTSE Russell is focused on index innovation and customer partnership applying the highest industry standards and embracing the IOSCO Principles. FTSE Russell is wholly owned by London Stock Exchange Group.

For more information, visit www.ftserussell.com

Forward-Looking Statements

This news release may contain statements relating to Salisbury’s and the Bank’s future results that are considered “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions and estimates made by management using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including among others: changes in market interest rates and general and regional economic conditions; changes in laws and regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios, technological changes and cybersecurity matters, and other factors that may be described in Salisbury’s quarterly reports on Form 10-Q and its annual report on Form 10-K, which are available at the Securities and Exchange Commission’s website (www.sec.gov) and to which reference is hereby made. Forward-looking statements made by Salisbury in this news release speak only as of the date they are made. Events or other facts that could cause Salisbury’s actual results to differ may arise from time to time and Salisbury cannot predict all such events and factors. Salisbury undertakes no obligation to publicly update any forward-looking statement unless as may be required by law.